*** Certain information in this document has been excluded pursuant to Regulation S-K, item 601(b)(10). Such excluded information is not material and is information that the company treats as private or confidential. Such omitted information is indicated by brackets “[***]”) in this exhibit. ***

EXECUTION VERSION

Exhibit 10.6

Protection Agreement

CANOPY USA, LLC

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11065220 CANADA INC.

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CANOPY GROWTH CORPORATION

OCTOBER 24, 2022

TABLE OF CONTENTS

1.	DEFINITIONS.	4
2.	CONDUCT OF BUSINESS OF THE COMPANY.	10
(a)	Conduct	10
(b)	Restrictions	10
(c)	Obligations	13
(d)	Notices	14
(e)	Updates	14
(f)	Annual Business Plan	14
(g)	Manager Rights	15
(h)	Access	15
(i)	Audit	15
(j)	Investigations	15
(k)	Public Announcements	15
(l)	Government Filings	15
(m)	Exercise of Conditional Options	16
(n)	TerrAscend Conversion	16
(o)	Acreage Acquisition	16
3.	REPRESENTATIONS AND WARRANTIES.	16
4.	MISCELLANEOUS.	18
(a)	Successors and Assigns	18
(b)	Governing Law	19
(c)	Counterparts	19
(d)	Titles and Subtitles	19
(e)	Notices	19
(f)	Amendments and Waivers	19
(g)	Further Assurances	19
(h)	No Third-Party Beneficiaries	19
(i)	Publicity	19
(j)	Severability	20
(k)	Entire Agreement	20
(l)	Injunctive Relief	20
(m)	Costs and Expenses	20
(n)	Construction	20
(o)	Waiver of Jury Trial	21
(p)	Exclusive Venue	21
(q)	Acknowledgement	21
(r)	Control of the Business	21
(s)	Delays or Omissions	22

PROTECTION AGREEMENT

THIS AGREEMENT made effective the 24th day of October, 2022.

AMONG:

11065220 Canada Inc., a corporation existing under the federal laws of Canada

(“Canopy Sub”)

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Canopy USA, LLC, a limited liability company existing under the laws of the State of Delaware

(the “Company”)

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Canopy Growth Corporation, a corporation existing under the federal laws of Canada

(“Canopy”)

(collectively, the “Parties” or individually, the “Party” as the context requires)

WHEREAS Canopy Sub currently owns class B shares of the Company, which are convertible, without any action by or on behalf of Canopy Sub, into exchangeable shares of the Company (“Exchangeable Shares”);

AND WHEREAS the Exchangeable Shares are non-voting, non-participating shares of the Company;

AND WHEREAS Canopy Sub currently owns class B units (“New LP I Exchangeable Units”) of Canopy USA I Limited Partnership (“New LP I”), which are convertible into class A units of New LP I (“New LP I Class A Units”);

AND WHEREAS the New LP I Exchangeable Units are non-voting, non-participating shares of New LP I;

AND WHEREAS Canopy currently owns class B units (“New LP II Exchangeable Units”) of Canopy USA II Limited Partnership (“New LP II”), which are convertible into class A units of New LP II (“New LP II Class A Units”);

AND WHEREAS the New LP II Exchangeable Units are non-voting, non-participating shares of New LP II;

AND WHEREAS Canopy currently owns class B units (“New LP III Exchangeable Units”) of Canopy USA III Limited Partnership (“New LP III”), which are convertible into class A units of New LP III (“New LP III Class A Units”);

AND WHEREAS the New LP III Exchangeable Units are non-voting, non-participating shares of New LP III;

AND WHEREAS the Company is the general partner of New LP I, New LP II and New LP III;

AND WHEREAS Canopy Sub and Canopy are seeking assurances from the Company that it will not intentionally erode the value of the Exchangeable Shares, the New LP I Exchangeable Units, the New LP II Exchangeable Units or the New LP III Exchangeable Units during the period (the “Interim Period”) from the date hereof until the latest of such time as (i) all of the Exchangeable Shares that are to be received by Canopy Sub following the issuance of class A shares of the Company (“Class A Shares”) are, at the sole discretion of Canopy Sub, converted into Class A Shares; (ii) all of the New LP I Exchangeable Units held by Canopy Sub are, at the sole discretion of Canopy Sub, converted into New LP I Class A Units; (iii)

all of the New LP II Exchangeable Units held by Canopy are, at the sole discretion of Canopy, converted into New LP II Class A Units; and (iv) all of the New LP III Exchangeable Units held by Canopy are, at the sole discretion of Canopy, converted into New LP III Class A Units;

AND WHEREAS the Parties have entered into this Agreement to address the concerns raised by Canopy Sub and Canopy;

NOW THEREFORE in consideration of the foregoing premises, which are an integral part hereof, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement:

(a) “Acreage” means Acreage Holdings, Inc., a corporation existing under the laws of the Province of British Columbia;

(b) “Acreage Acquisition” has the meaning ascribed thereto in Section 2(o);

(c) “Affiliate” means, with respect to the Person to which it refers, (i) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (ii) any officer, director or shareholder of such Person, (iii) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (i) and (ii), and (iv) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(d) “Approved Business Plan” means a Business Plan that is approved by Canopy Sub;

(e) “Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Body having jurisdiction over the Person necessary to carry on its business as now being conducted;

(f) “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York or Toronto, Ontario;

(g) “Business Plan” means for the subsequent 12-month period, broken-down by month: (i) [***]; (ii) a [***], that includes: (A) [***]; (B) [***]; (C) [***]; (D) [***]; and (E) [***]; and (iii) such other matters as the Company may reasonably consider to be necessary to illustrate the results intended to be achieved by the Company during such 12-month period;

(h) “CAM” means Net Sales less (i) COGS; and (ii) Marketing Expenditures;

(i) “Cannabis” means (i) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies other than Hemp, including wet and dry material, trichomes, oil and extracts from cannabis other than Hemp (including cannabinoid or terpene extracts from any cannabis plant other than Hemp), and (ii) biologically or synthetically synthesized analogs of cannabinoids extracted, using micro-organisms, from any cannabis plant other than Hemp;

(j) “Canopy” has the meaning ascribed thereto in the preamble to this Agreement;

(k) “Canopy Shares” means common shares in the capital of Canopy;

(l) “Canopy Sub” has the meaning ascribed thereto in the preamble to this Agreement;

(m) “Class A Shares” has the meaning ascribed thereto in the recitals to this Agreement;

(n) “CBG” means CBG Holdings LLC, a limited liability company existing under the laws of the State of Delaware;

(o) “COGS” means the cost of goods sold as determined in accordance with U.S.GAAP;

(p) “Company” has the meaning ascribed thereto in the preamble to this Agreement;

(q) “Company Board” means the board of managers of the Company as constituted from time to time;

(r) “Company Employees” means the employees of the Company (if any) and its Subsidiaries;

(s) “Conditional Options” means the Jetty Options, the Wana Options and the Cultiv8 Option;

(t) “Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, instrument, purchase order, bid or other agreement;

(u) “Copyrights” means any and all works of authorship, copyrightable subject matter, copyrights, mask works, and database rights, together with all website content, source code, computer programs, digital content, forms, manuals, reports, guidelines, labels, documents, advertising materials, promotional materials, and marketing materials, all translations, derivative works, adaptations, compilations and combinations of the foregoing, and all applications, registrations and renewals in connection therewith;

(v) “Cultiv8 Option” means the option to acquire 19.99% of the Membership Interests of Cultiv8 Interests LLC pursuant to an option agreement dated December 22, 2021 between Canopy Growth USA, LLC and Ad Astra Holdings LLC;

(w) “Debt” means any (i) obligations relating to indebtedness for borrowed money; (ii) obligations evidenced by bonds, notes, debentures or similar instruments; (iii) obligations in respect of capitalized leases (calculated in accordance with U.S. GAAP); (iv) obligations for the deferred purchase price of property or services; (v) obligations in the nature of guarantees of obligations of the type described in clauses (i) through (iv) above of any other Person; and (vi) all accrued interest in respect of any of the foregoing and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties;

(x) “Domain Names” means any and all Internet addresses and domain names, together with all applications, registrations and renewals in connection therewith;

(y) “EBITDA” means, in respect of any fiscal period, the consolidated net income (loss) of the Company in such fiscal period plus without duplication and to the extent deducted in determining consolidated net income (loss) for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization expense for such period, all elements as determined in accordance with U.S. GAAP;

(z) “Elevate Debt” means the Debt owing pursuant to [***];

(aa) “Exchangeable Shares” has the meaning ascribed thereto in the recitals to this Agreement;

(bb) “Fair Market Value” means, (i) if the Canopy Shares or the Parent Shares, as applicable, are listed on only one stock exchange, the volume weighted average trading price per Canopy Share or the Parent Share, as applicable, on such stock exchange during the immediately preceding five Trading Days; or (ii) if the Canopy Shares or the Parent Shares, as applicable, are listed on more than one stock exchange, the price as determined in accordance with clause (i) above for the primary stock exchange on which the greatest volume of trading of the Canopy Shares or the Parent Shares, as applicable, occurred during the immediately preceding five Trading Days;

(cc) “Governmental Body” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

(dd) “Greenstar” means Greenstar Canada Investment Limited Partnership, a partnership existing under the laws of the Province of British Columbia;

(ee) “Gross Sales” means gross sales or revenue as determined in accordance with U.S. GAAP;

(ff) “Hemp” has the meaning set forth in Section 297A of the Agricultural Marketing Act of 1946 (7 U.S.C. § 1621 et seq.), as amended by Public Law No. 115-334, and as may be further amended from time to time;

(gg) “Intellectual Property” means all intellectual property, intellectual property rights and all proprietary rights of any type in any jurisdiction throughout the world, whether registered or unregistered, whether published or not published, including the following and all rights of the following types, together with all rights, title and interests otherwise pertaining to or deriving from: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Proprietary Information; (v) Domain Names; (vi) Social Media Identifiers; (vii) all design rights, economic rights, moral rights, publicity rights, privacy rights and shop rights; (vii) all Software; (ix) all intellectual property licenses and sublicenses; (x) all rights to claim priority to, file an application for, and obtain a grant, renewal and extension in connection with any of the foregoing; (xi) all applications, registrations and renewals in connection with any of the foregoing; (xii) all rights to assert, defend and recover title in connection with any of the foregoing; (xiii) all rights to sue and recover for any past, present and future infringement, misappropriation, violation, damages, lost profits, royalties, payments and proceeds in connection with any of the foregoing; (xiv) all other intellectual property or proprietary rights; and (xv) all copies and tangible embodiments of any of the foregoing;

(hh) “Interim Period” has the meaning ascribed thereto in the recitals to this Agreement;

(ii) “Jetty Options” means the options to acquire Lemurian, Inc. pursuant to two option agreements dated May 17, 2022 between Canopy and/or Canopy Oak, LLC and the other parties named therein;

(jj) “Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, directive, consent agreement, constitution or treaty of any Governmental Body, including common law, other than the U.S. Federal Cannabis Laws;

(kk) “Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due;

(ll) “Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, lien for Taxes, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction;

(mm) “Manager Appointees” has the meaning ascribed thereto in Section 2(g) of this Agreement;

(nn) “Mandatory Requirements” means, with respect to a Business Plan, a Business Plan that (i) [***]; (ii) [***]; and (iii) [***];

(oo) “Marketing Expenditures” means all expenditures incurred in connection with marketing, advertising, promotions, trade-shows, sponsorship and endorsements;

(pp) “Net Sales” means Gross Sales less discounts, buy-downs, bona fide returns and refunds and exclusive of the amount of any tax or fee imposed by any Governmental Body directly on Gross Sales, including any excise Taxes and/or Taxes collected from customers if such Tax is added to the selling price actually remitted to such Governmental Body;

(qq) “New LP I” has the meaning ascribed thereto in the recitals to this Agreement;

(rr) “New LP I Class A Units” has the meaning ascribed thereto in the recitals to this Agreement;

(ss) “New LP I Exchangeable Units” has the meaning ascribed thereto in the recitals to this Agreement;

(tt) “New LP II” has the meaning ascribed thereto in the recitals to this Agreement;

(uu) “New LP II Class A Units” has the meaning ascribed thereto in the recitals to this Agreement;

(vv) “New LP II Exchangeable Units” has the meaning ascribed thereto in the recitals to this Agreement;

(ww) “New LP III” has the meaning ascribed thereto in the recitals to this Agreement;

(xx) “New LP III Class A Units” has the meaning ascribed thereto in the recitals to this Agreement;

(yy) “New LP III Exchangeable Units” has the meaning ascribed thereto in the recitals to this Agreement;

(zz) “Operating Cash Flow” means cash flows from operating activities as calculated in accordance with U.S. GAAP;

(aaa) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency);

(bbb) “Organizational Documents” means (i) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Law; and (iii) any amendment or modification to any of the foregoing;

(ccc) “Parties” or “Party” has the meaning ascribed thereto in the preamble to this Agreement;

(ddd) “Parent Shares” means, in the event that Canopy is acquired, the shares of such acquirer, provided that such acquiror shares shall be listed on the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange, the NEO Exchange Inc., the New York Stock Exchange, the Nasdaq Global Select Market or the London Stock Exchange;

(eee) “Patents” means any and all patents and patent applications, including all reissuances, continuations, continuations-in-part, divisions, provisionals, non-provisionals, extensions, re-examinations, inter partes review applications, post grant review applications, covered business method applications, applications claiming or providing priority thereto, applications based on any inventions, and all certificates and patents issued therefrom;

(fff) “Permitted Debt” has the meaning ascribed thereto in Section 2(b)(xiii);

(ggg) “Permitted Lien” means any: (i) purchase-money security interest or capital lease up to the maximum aggregate amount of the Permitted Debt at any time incurred by the applicable entities in connection with the purchase or leasing of capital equipment; (ii) Lien securing Debt up to the maximum aggregate amount of the Permitted Debt at any time at the applicable entities; and (iii) Lien consented to in writing by Canopy Sub or, in respect of New LP II or New LP III, Canopy.

(hhh) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, estate, trust, unincorporated organization, Governmental Body or other entity, of whatever nature;

(iii) “Proprietary Information” means any and all trade secrets, know-how, confidential or proprietary information, any information that derives economic value from not being generally known, inventions, ideas, discoveries, research, development, improvements, processes, methods, formulas, compositions, substances, models, materials, parameters, procedures, techniques, therapies, treatments, technologies, devices, systems, modules, studies, protocols, budgets, tests, test and study results, diagnoses, analyses, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and technical, clinical, operational, financial and business information;

(jjj) “Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Body, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Body, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Body, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective;

(kkk) “Representatives” means a Party’s directors, officers, employees and advisors;

(lll) “Repurchase Right” means the Company’s right, but not the obligation, at any time, to purchase any Class A Shares issued at a purchase price (the “Repurchase Price”) which shall be payable in either cash, Canopy Shares or Parent Shares, as determined in the sole discretion of the Company; provided that [***];

(mmm) “Repurchase Price” has the meaning ascribed thereto in Section 1(lll);

(nnn) “Required Manager Criteria” means an individual who (i) is independent (as defined in Rule 5605 (a)(2) of the Nasdaq Stock Market LLC Rules) of Canopy and the Company; (ii) meets the qualification requirements to serve as a manager under applicable Laws and the rules of any stock exchange on which the Canopy Shares are then listed; (iii) is not subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act; (iv) is not subject to any (A) criminal convictions, court injunction, or restraining orders; (B) order of a state or federal regulator; (C) SEC disciplinary order; (D) SEC cease-and-desist order; (E) SEC stop order; (F) suspension or expulsion from membership in a self-regulatory organization; or (G) U.S. Postal Service false representation orders; (v) [***]; and (vi) [***];

(ooo) “Required Officer Criteria” means an individual who (i) meets the qualification requirements to serve as an officer under the rules of any stock exchange on which the Canopy Shares are then listed; (ii) is not subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act; (iii) is not subject to any (A) criminal conviction, court injunction, or restraining order; (B) order of a state or federal regulator; (C) SEC disciplinary order; (D) SEC cease-and-desist order; (E) SEC stop order; (F) suspension or expulsion from membership in a self-regulatory organization; or (G) U.S. Postal Service false representation order; and (iv) [***];

(ppp) “SEC” means the United States Securities and Exchange Commission;

(qqq) “Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations;

(rrr) “Social Media Identifiers” means all social media accounts, corporate identifiers, website addresses, pages, profiles, handles, feeds, registrations, and presences, together with all content and data thereof and all account information, user names and passwords necessary to access, transfer, use and update any of the foregoing;

(sss) “Software” means all (i) software, computer programs, applications, systems, code, data, databases, and information technology, including firmware, middleware, drivers, system monitoring software, algorithms, models, methodologies, program interfaces, source code, object code, html code, and executable code; (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise; (iii) development and design tools, utilities, and libraries; (iv) technology supporting websites, digital contents, user interfaces, and the contents and audiovisual displays of websites; (v) all versions, updates, corrections, enhancements, and modifications thereto; and (vi) media, documentation and other works of authorship, including forms, user manuals, developer notes, comments, support, maintenance and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded;

(ttt) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be controlled by or control any manager, management board, managing director or general partner of such business entity (other than a corporation). For greater certainty, a Subsidiary of the Company shall include New LP I, New LP II and New LP III. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary;

(uuu) “Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not;

(vvv) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(www) “TerrAscend” means TerrAscend Corp., a corporation existing under the laws of the Province of Ontario;

(xxx) “TerrAscend Exchangeable Shares” means the exchangeable shares in the capital of TerrAscend owned legally or beneficially, either directly or indirectly, by the Company or any of its Subsidiaries;

(yyy) “TerrAscend Option” means the option held, legally or beneficially, either directly or indirectly, by the Company or any of its Subsidiaries, to acquire 1,072,450 common shares of TerrAscend for an aggregate exercise price of $1.00 pursuant to an option agreement dated January 13, 2021;

(zzz) “Trademark License Agreement” means the trademark license agreement dated as of the date hereof between the Company and Canopy;

(aaaa) “Trademarks” means any and all trademarks, service marks, certification marks, collective marks, logos, symbols, slogans, trade dress, trade names, brand names, corporate or business names, and all other source or business identifiers, together with all translations, adaptations, derivations and combinations of the foregoing, all goodwill of the business associated with each of the foregoing, all common law rights thereto, and all applications, registrations and renewals in connection therewith;

(bbbb) “Trading Day” means, with respect to a stock exchange, a day on which such exchange is open for the transaction of business;

(cccc) “U.S. Federal Cannabis Laws” means any U.S. federal law, civil, criminal or otherwise, that prohibit or penalize, the advertising, cultivation, harvesting, production, distribution, sale and possession of Cannabis and/or related substances or products containing or relating to the same, and related activities, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 3(c), the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960;

(dddd) “U.S. GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants; and

(eeee) “Wana Options” means the options to acquire all of the membership interests in Mountain High Products, LLC, The Cima Group, LLC and Wana Wellness, LLC pursuant to the three option agreements dated October 14, 2021 between Canopy and the other parties named therein.

2. CONDUCT OF BUSINESS OF THE COMPANY.

(a) Conduct. The Company covenants and agrees that, during the Interim Period, except: (i) with the prior written consent of Canopy Sub; (ii) as expressly required or permitted by this Agreement; or (iii) as required by applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business and in accordance with its Organizational Documents, the Trademark License Agreement, all applicable Laws, and, until the date that CBG and Greenstar have exchanged their respective Canopy Shares held for exchangeable shares in the capital of Canopy, all U.S. Federal Cannabis Laws, and the Company shall maintain and preserve its and its Subsidiaries’ business organizations, properties, assets, rights, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has material business relations.

(b) Restrictions. Without limiting the generality of Section 2(a), the Company covenants and agrees that, during the Interim Period, except: (i) with the prior written consent of Canopy Sub or Canopy, in respect of New LP II or New LP III; (ii) as expressly required or permitted by this Agreement;

or (iii) as required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) amend its Organizational Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(ii) change the size of the Company Board from four members;

(iii) declare, set aside or pay any dividend or other distribution of any kind or nature (whether in cash, stock or property or any combination thereof) in respect of any securities, other than dividends between the Company and wholly-owned Subsidiaries;

(iv) split, combine or reclassify any securities of the Company or any of its Subsidiaries;

(v) redeem, repurchase, or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any securities of the Company or any of its Subsidiaries;

(vi) issue additional securities of the Company or any of its Subsidiaries to any Person other than [***];

(vii) create any new Subsidiaries, other than [***];

(viii) amend the terms of any of the securities of the Company or any Subsidiary;

(ix) reorganize, amalgamate or merge the Company or any Subsidiary with a third-party;

(x) undertake any voluntary dissolution, liquidation or winding-up of the Company or any Subsidiary or any other distribution of assets of the Company or any Subsidiary for the purpose of winding-up its affairs;

(xi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(xii) enter into any Contract for Debt;

(xiii) incur Debt other than (A) [***]; (B) [***]; (C) [***]; and (D) [***](the “Permitted Debt”); [***];

(xiv) pledge or otherwise encumber, or authorize the pledge or other encumbrance of any securities of the Company or any of its Subsidiaries, or any options, warrants, restricted share units or similar rights exercisable or exchangeable for or convertible into securities of the Company or any of its Subsidiaries, or other rights that are linked to the price or the value of any securities of the Company or any of its Subsidiaries;

(xv) create, issue, incur, assume or permit to exist any lease, Lien or other encumbrance upon or against any property, asset or undertaking of the Company or any of its Subsidiaries, other than Permitted Liens;

(xvi) enter into any Contract containing any provision restricting, impeding or preventing Canopy Sub from converting the Exchangeable Shares into Class A Shares;

(xvii) enter into any Contract containing any provision restricting, impeding or preventing Canopy Sub from converting the New LP I Exchangeable Units into New LP I Class A Units;

(xviii) enter into any Contract containing any provision restricting, impeding or preventing Canopy from converting the New LP II Exchangeable Units or the New LP III

Exchangeable Units, respectively, into New LP II Class A Units or New LP III Class A Units, as applicable;

(xix) nominate or appoint any individual that does not serve on the Company Board as of the date hereof if such individual does not meet the Required Manager Criteria;

(xx) appoint any individual, other than an individual currently serving as an executive officer of the Company, to serve as an executive officer of the Company or any of the Subsidiaries, including, without limitation, the chief executive officer, chief financial officer and executive chairman or any executive officer in an equivalent position if such individual does not meet the Required Officer Criteria;

(xxi) enter into any Contract that provides for a payment to any current, former or future Company Employee or any current, former or future manager of the Company in the event that either (A) Canopy Sub converts the Exchangeable Shares into Class A Shares; (B) Canopy Sub converts the New LP I Exchangeable Units into New LP I Class A Units; (C) Canopy converts the New LP II Exchangeable Units into New LP II Class A Units; (D) Canopy converts the New LP III Exchangeable Units into New LP III Class A Units; or (E) Canopy Sub or an Affiliate of Canopy Sub acquires the Company;

(xxii) [***];

(xxiii) enter into any deferred compensation or other similar agreement (or amend any such existing agreement) with any current, former or future Company Employee or any current, former or future manager of the Company or any of its Subsidiaries;

(xxiv) approve or take any action to accelerate the vesting of any compensation securities;

(xxv) make any loan to any officer, manager, Company Employee or consultant of the Company or any of its Subsidiaries;

(xxvi) enter into any interested party transaction, unless such transaction is on arm’s-length, fair market value terms;

(xxvii) [***];

(xxviii) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any successor thereto or any Subsidiary, or that would, after the Interim Period, limit or restrict in any material respect the Company or any of its current or future Affiliates from competing in any manner;

(xxix) knowingly take any action or fail to take any action which action or failure to act would result in the loss, expiration or surrender of, or the loss of any material benefit under, or could reasonably be expected to cause any Governmental Body to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, or fail to prosecute any pending applications to any Governmental Bodies for material Authorizations;

(xxx) abandon or fail to diligently pursue any renewal application for any Authorizations necessary to conduct the business of the Company or any of its Subsidiaries as now conducted or as proposed to be conducted;

(xxxi) grant or commit to grant a licence or otherwise transfer abandon, or permit to become abandoned any material Intellectual Property or exclusive rights in or in respect thereof;

(xxxii) operate outside of the United States;

(xxxiii) take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which could reasonably be expected to prevent, materially delay or otherwise impede the ability for (A) Canopy Sub to convert the Exchangeable Shares into Class A Shares or the New LP I Exchangeable Units into New LP I Class A Units or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units; or

(xxxiv) authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(c) Obligations. Without limiting the generality of 2(a), the Company covenants and agrees that, during the Interim Period, except: (i) with the prior written consent of Canopy Sub; (ii) as expressly required or permitted by this Agreement; or (iii) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, directly or indirectly:

(i) do or cause to be done all things necessary to preserve and maintain the existence of the Company and its Subsidiaries;

(ii) take all actions necessary or desirable to maintain the Company’s and its Subsidiaries’ good standing and qualification to conduct business in its jurisdiction of formation and in any other jurisdiction in which it is so qualified, including by not limited to filing all applicable annual reports, paying all applicable franchise or similar Taxes, and maintaining all applicable franchises, permits and qualifications;

(iii) prepare and file when due all Tax Returns required to be filed by the Company and its Subsidiaries (except for any Tax Return for which an extension has been granted , in which case, such Tax Return shall be filed on or prior to the extended deadline), and pay, or cause to be paid, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted) or which are otherwise required to be paid;

(iv) take all reasonable steps and actions that are within its power and control to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are required in order to maintain the Company’s and its Subsidiaries’ material Contracts in full force and effect during the Interim Period and in order to permit (A) Canopy Sub to convert the Exchangeable Shares into Class A Shares and the New LP I Exchangeable Units into New LP I Class A Units; or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units;

(v) take all reasonable steps and actions that are within its power and control to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are required in order to maintain the Company’s and its Subsidiaries’ material Contracts in full force and effect following the conversion of the Exchangeable Shares into Class A Shares by Canopy Sub, the New LP I Exchangeable Units into New LP I Class A Units; the New LP II Exchangeable Units into New LP II Class A Units and the New LP III Exchangeable Units into New LP III Class A Units;

(vi) oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the ability for (A) Canopy Sub to convert the Exchangeable Shares into Class A Shares or the New LP I Exchangeable Units into New LP I Class A Units; or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units;

(vii) defend, or cause to be defended, any proceedings to which it is a party or brought against it or its managers or officers seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the ability for (A) Canopy Sub to convert the Exchangeable Shares into Class A Shares or the New LP I Exchangeable Units into New LP I Class A Units; or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units; and

(viii) maintain, or cause to be maintained, public liability and casualty insurance, all in such form, coverages and amounts as are consistent with industry practices.

(d) Notices. The Company covenants and agrees that during the Interim Period it shall:

(i) notify Canopy Sub and Canopy at least five Business Days prior to entering into any Contract with a value of [***] or more per year;

(ii) provide Canopy Sub and Canopy, by the [***], with a reporting package consisting of: (i) [***], including: (x) [***]; (y) [***]; and (z) [***]; (ii) [***]; (iii) [***]; and (iv) [***];

(iii) immediately notify Canopy Sub and Canopy of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company under this Agreement;

(iv) promptly notify Canopy Sub and Canopy of any notice or other communication from any Person during the Interim Period alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required for (A) Canopy Sub to convert the Exchangeable Shares into Class A Shares or the New LP I Exchangeable Units into New LP I Class A Units; or (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units or the New LP III Exchangeable Units into New LP III Class A Units;

(v) promptly notify Canopy Sub and Canopy of any notice or other communication from any Person during the Interim Period to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries;

(vi) promptly notify Canopy Sub and Canopy of any notice or other communication from any Governmental Body during the Interim Period (and the Company shall contemporaneously provide a copy of any such written notice or communication to Canopy Sub and Canopy);

(vii) promptly notify Canopy Sub and Canopy of any notice or other communication from any Governmental Body during the Interim Period regarding the revocation or threatened revocation of any material Authorization or Regulatory Approval;

(viii) promptly notify Canopy Sub and Canopy of any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries; and

(ix) notify Canopy Sub and Canopy in writing of any material change in insurance coverages within 30 days of binding or cancellation.

(e) Updates. [***].

(f) Annual Business Plan. Not later than 60 days before the commencement of every calendar year, the Company shall prepare and submit to Canopy Sub and Canopy a proposed Business Plan for the next calendar year that contains the Mandatory Requirements. Canopy Sub shall use commercially reasonable efforts to approve each Business Plan [***]. On an annual basis, on or before July 31st, the Company shall prepare and submit to Canopy Sub and Canopy a mid-year update to the Approved Business Plan, including a comparison of actual results in reasonable detail to estimates set forth in the applicable Approved Business Plan. [***]. The Company shall promptly notify Canopy Sub and Canopy of any reasonably anticipated overruns in excess of the expenditures authorized in an Approved Business Plan (including contingency expenditures) by [***]. The Company shall not incur expenditures (on a consolidated basis) in any quarter in excess of [***].

(g) Manager Rights. For so long as the Company has four members on the Company Board, Canopy Sub shall have the right, but not the obligation, to appoint two Persons to serve as managers on the Company Board (the “Manager Appointees”). The Company shall take all actions required in order to cause the Manager Appointees to be appointed as managers of the Company. If any Manager Appointee ceases to hold office as a manager of the Company for any reason, Canopy Sub shall be entitled, but not obligated, to appoint an individual to replace him or her and the Company shall promptly take all reasonable steps as may be necessary to appoint such individual to the Company Board to replace the Manager Appointee who has ceased to hold office. The Company covenants and agrees with Canopy Sub that, upon any Manager Appointee’s appointment to the Company Board, the Company shall provide such Manager Appointee with an indemnity on terms at least as favourable to such Manager Appointee as those provided to all other managers of the Company Board and the Company shall ensure that such Manager Appointee has the benefit of any manager or officer insurance policy in effect for the Company, such benefits to be at least as favourable as those available to all other members of the Company Board.

(h) Access. In order to ensure compliance with the terms of this Agreement and the transactions contemplated hereby, the Company shall give Canopy Sub, Canopy and their respective Representatives (i) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (w) [***]; (x) [***]; (y) [***]; and (z) [***], so long as the access does not unduly interfere with the ordinary course of business of the Company; and (ii) [***].

(i) Audit. During the Interim Period, in order to ensure compliance with the terms of this Agreement and the transactions contemplated hereby, the Company shall permit, and cause each of its Subsidiaries to permit, Canopy Sub, Canopy and their respective Representatives to enter upon, inspect and audit each of their respective properties, assets, books and records from time to time, at reasonable times during normal business hours and upon reasonable notice; provided that any such inspection shall be at the sole expense of Canopy Sub or Canopy.

(j) Investigations. During the Interim Period, in order to ensure compliance with the terms of this Agreement and the transactions contemplated hereby, the Company shall provide, and cause each of its Subsidiaries to provide, reasonable access upon reasonable notice during normal business hours, to the Company’s and its Subsidiaries’ executive management so that Canopy Sub and Canopy may conduct reasonable investigations relating to the information provided by the Company pursuant to this Agreement as well as to the internal controls and operations of the Company and its Subsidiaries.

(k) Public Announcements. The Company shall not issue any press release or make any other public statement or disclosure in connection with this Agreement or the transactions contemplated hereby.

(l) Government Filings. [***]. As soon as reasonably practicable after a request from Canopy Sub or Canopy, the Company shall use commercially reasonable efforts to (i) [***], (ii) obtain all required Authorization, (iii) [***] and (iv) maintain the Authorization, in each case, so as to enable (A) Canopy Sub to convert the Exchangeable Shares into Class A Shares and the New LP I Exchangeable Units into New LP I Class A Units; and (B) Canopy to convert the New LP II Exchangeable Units into New LP II Class A Units and the New LP III Exchangeable Units into New LP III Class A Units.

(m) Exercise of Conditional Options.

(i) The Company shall take all necessary actions to ensure that its Subsidiaries shall not exercise the Conditional Options until the date that CBG and Greenstar have exchanged their respective Canopy Shares held for exchangeable shares in the capital of Canopy. In the event that the Company exercises a Conditional Option on a date that is more than 30 days following the filing by Canopy of articles of amendment to create a new class of exchangeable shares in the capital of Canopy, the Company hereby covenants and agrees that it shall not, and it shall take all necessary actions to ensure that its Subsidiaries shall not, cause Canopy to issue any Canopy Shares or other securities as consideration to satisfy the exercise price or any deferred payments payable in connection with such Conditional Option.

(ii) In the event that a Subsidiary of the Company elects, in accordance with the terms of a Conditional Option, to satisfy the applicable payments in connection with such Conditional Option in Canopy Shares, Canopy Sub shall take all requisite action to cause Canopy to issue the Canopy Shares to satisfy such payment and in exchange for doing so, the Company shall issue to Canopy Sub such number of either Exchangeable Shares or Class A Shares, to be determined based on the type of security of the Company held by Canopy Sub at the applicable time of issuance, in each case, equal to the quotient obtained by dividing the aggregate amount of such payment by the fair market value of the Class A Shares at the applicable time and as determined by the Parties, acting reasonably.

(n) TerrAscend Conversion. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly convert the TerrAscend Exchangeable Shares into common shares of TerrAscend or exercise the TerrAscend Option to acquire common shares of TerrAscend prior to the later of: (i) the date that CBG and Greenstar have exchanged their respective Canopy Shares held for exchangeable shares in the capital of Canopy; and (ii) January 1, 2023.

(o) Acreage Acquisition. [***], the Company shall issue to Canopy Sub such number of Exchangeable Shares with an aggregate value equal to the Fair Market Value of the Canopy Shares to be issued in connection with the Acreage Acquisition.

3. REPRESENTATIONS AND WARRANTIES.

(a) The Company represents and warrants to Canopy Sub as follows and acknowledges that Canopy Sub is relying on such representations and warranties in entering into this Agreement:

(i) Formation and Organization of the Company. The Company is duly organized, validly existing and in good standing as a limited liability company under the laws of its jurisdiction of formation with the power to own or lease its property.

(ii) Qualification. The Company has the requisite power and capacity to enter into this Agreement and to perform its obligations hereunder.

(iii) Due Authorization. All requisite acts and proceedings have been done and taken by the Company to authorize the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder

(iv) Validity of Agreement. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not conflict with or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its property or assets is bound and do not conflict with nor result in any violation of any of the provisions of the Company’s articles, by-laws or other organizational or governing documents or any resolution of the Company’s members or managers or any laws of the Company’s jurisdiction of formation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its property or assets.

(v) Enforceability of Agreement. This Agreement constitutes and will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of the creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable laws.

(b) Canopy Sub represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in entering into this Agreement:

(i) Incorporation and Organization of Canopy Sub. Canopy Sub is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of formation with the corporate power to own or lease its property.

(ii) Qualification. Canopy Sub has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

(iii) Due Authorization. All requisite corporate acts and proceedings have been done and taken by Canopy Sub to authorize the execution and delivery of this Agreement and the performance of Canopy Sub’s obligations hereunder.

(iv) Validity of Agreement. The execution and delivery of this Agreement and the performance of Canopy Sub’s obligations hereunder do not conflict with or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which Canopy Sub is a party or by which Canopy Sub or any of its property or assets is bound and do not conflict with nor result in any violation of any of the provisions of Canopy Sub’s articles, by-laws or other constating documents or any resolution of Canopy Sub’s shareholders or directors or any laws of Canopy Sub’s jurisdiction of incorporation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Canopy Sub or any of its property or assets.

(v) Enforceability of Agreement. This Agreement constitutes a legal, valid and binding obligation of Canopy Sub enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of the creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable laws.

(c) Canopy represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in entering into this Agreement:

(i) Incorporation and Organization of Canopy. Canopy is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of formation with the corporate power to own or lease its property.

(ii) Qualification. Canopy has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

(iii) Due Authorization. All requisite corporate acts and proceedings have been done and taken by Canopy to authorize the execution and delivery of this Agreement and the performance of Canopy’s obligations hereunder.

(iv) Validity of Agreement. The execution and delivery of this Agreement and the performance of Canopy’s obligations hereunder do not conflict with or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which Canopy is a party or by which Canopy or any of its property or assets is bound and do not conflict with nor result in any violation of any of the provisions of Canopy’s articles, by-laws or other constating documents or any resolution of Canopy’s shareholders or directors or any laws of Canopy’s jurisdiction of incorporation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Canopy or any of its property or assets.

(v) Enforceability of Agreement. This Agreement constitutes a legal, valid and binding obligation of Canopy enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of the creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable laws.

4. MISCELLANEOUS.

(a) Successors and Assigns. The rights under this Agreement may be assigned (and only with all related obligations) in whole or in part by Canopy Sub; provided that (i) any assignment of this Agreement to a third-party shall require Canopy Sub to transfer all of the Exchangeable Shares and the New LP I Exchangeable Units then held by Canopy Sub to such third-party; (ii) any assignment of the Exchangeable Shares to a third-party shall require Canopy Sub to transfer all of the New LP I Exchangeable Units then held by Canopy Sub and all of its rights under this Agreement to such third-party; (iii) any assignment of the New LP I Exchangeable Units to a third-party shall require Canopy Sub to transfer all of the Exchangeable Shares then held by Canopy Sub and all of its rights under this Agreement to such third-party; (iv) any assignment of this Agreement by Canopy Sub to a third-party shall require Canopy to transfer all of the New LP II Exchangeable Units and New LP III Exchangeable Units then held by Canopy to such third-party; (v) any assignment of the New LP II Exchangeable Units by Canopy to a third-party shall require Canopy to transfer all of the New LP III Exchangeable Units then held by Canopy and all of its rights under this Agreement to such third-party; and (vi) any assignment of the New LP III Exchangeable Units by Canopy to a third-party shall require Canopy to transfer all of the New LP II Exchangeable Units then held by Canopy and all of its rights under this Agreement to such third-party; provided that notwithstanding the foregoing, nothing herein shall prevent Canopy and Canopy Sub (and Canopy and Canopy Sub shall not be prohibited) from granting liens or otherwise pledging its rights hereunder in favor of the lenders under Canopy’s or Canopy Sub’s Contracts for Debt (or be interpreted to prohibit the exercise of remedies in connection with such Liens or pledges). Any assignment by the Company may be made only with the prior written consent of Canopy Sub and Canopy. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any transfer or attempted transfer of any rights under this Agreement in violation of this Section 4(a) shall be null and void, no such transfer shall be recorded on the Company’s books or records, and the purported transferee in any such transfer shall not be treated (and the purported transferor shall continue to be treated) as if the purported transfer never occurred.

(b) Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the relationship of the Parties and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed, enforced and governed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more such counterparts has been signed by each of the Parties and delivered to the other Parties. Counterparts may be delivered via electronic mail (including portable document format (PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Except as otherwise provided in this Agreement or required by Law, any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if, upon the earlier of actual receipt, or:

(i) personal delivery to the Party to be notified;

(ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day;

(iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

All communications shall be sent to the respective Parties at their address as set forth on the signature page or to such address as subsequently modified by written notice given in accordance with this Section.

(f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Parties. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Further Assurances. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(h) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(i) Publicity. The Company shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement; provided, however, that the Company may disclose such information to the Company’s legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto. Canopy may disclose such information as necessary for Canopy to comply with applicable Law and the rules and regulations of any stock exchange upon which the Canopy Shares are traded. The Company shall not issue any press release, filing, public announcement or other public disclosure relating to the subject matter of this Agreement without the prior written approval of Canopy Sub and Canopy.

(j) Severability. Any term or provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction or other competent Governmental Body in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to replace invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the Parties is expressly canceled.

(l) Injunctive Relief. The Parties hereby agree that, in the event of breach of this Agreement (including the documents attached hereto or referred to herein), damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Canopy Sub and Canopy shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions hereof. The Parties hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

(m) Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” or “but not limited to”. Unless the context otherwise requires, references in this Agreement to Sections, Schedules and Exhibits shall be deemed references to Sections of, and Schedules and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or any step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall not be calculated as the first day of such period of time. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All monetary figures or references to “$” in this Agreement shall be U.S. dollars unless otherwise specified.

(o) Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT (INCLUDING THE DOCUMENTS ATTACHED HERETO OR REFERRED TO HEREIN), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY CURRENT OR FUTURE AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(p) Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING THE DOCUMENTS ATTACHED HERETO OR REFERRED TO HEREIN), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 4(e) OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

(q) Acknowledgement. Each of the Parties acknowledges and agrees on its own behalf and on behalf of any of its Affiliates, that the transactions contemplated by this Agreement do not violate public policy and agrees to waive on such Party’s own behalf and on behalf of any of such Party’s Affiliates illegality as a defense to contractual claims arising out of this Agreement or in any other document, instrument, or agreement entered into in connection the transactions contemplated hereby or thereby.

(r) Control of the Business. Notwithstanding anything in this Agreement to the contrary, Canopy Sub and Canopy shall not have, nor shall be deemed to have control, or the right to direct, the Company or its operations during the Interim Period.

(s) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

CANOPY USA, LLC Address:

By: /s/ David Klein 35715 US Hwy 40, Ste D102

Name: David Klein Evergreen, CO

Title: Manager 80439

Attention: Legal

Email: contracts@canopycannabis.com

11065220 CANADA INC. Address:

By: /s/ Donald Henderson 1 Hershey Drive

Name: Donald Henderson Smiths Falls, Ontario

Title: Authorized Signatory K7A 0A8

Attention: Christelle Gedeon

Email: christelle.gedeon@canopygrowth.com

CANOPY GROWTH CORPORATION Address:

By: /s/ Christelle Gedeon 1 Hershey Drive

Name: Christelle Gedeon Smiths Falls, Ontario

Title: Chief Legal Officer K7A 0A8

Attention: Christelle Gedeon

Email: christelle.gedeon@canopygrowth.com

[Signature Page – Protection Agreement]